Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports Earnings

and Announces Increase in Quarterly Cash Dividend

GEORGETOWN, MASSACHUSETTS,  July 26, 2016 –

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported net income for the three months ended June 30, 2016 of $152,000, or $0.09 per basic and diluted share, compared to net income of $363,000, or $0.21 per basic and diluted share, for the three months ended June 30, 2015.   Net income for the six months ended June 30, 2016 amounted to $232,000, or $0.13 per basic and diluted share, compared to net income of $613,000, or $0.35 per basic and diluted share, for the six months ended June 30, 2015.

Robert E. Balletto, President and Chief Executive Officer, said, “We continue to experience earnings pressure due to overhead costs, primarily due to the enhancement of our regulatory compliance staff and compliance programs and the additional commercial lending support staff we added in late 2015, in line with continued commercial loan growth.  We successfully converted our Stratham, New Hampshire loan production office to a full service office in June and expect the location to continue to support loan and deposit growth.  Asset quality continues to be strong, as non-performing assets as a percentage of total assets were 0.31% at June 30, 2016. Also, while our net interest margin of 3.58% for the six months ended June 30, 2016 has declined compared to last year, it continues to compare favorably to our peer group.”

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.05 per share of common stock.  The dividend will be paid on or about August 22, 2016, to stockholders of record as of the close of business on August 8, 2016.

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Six Months Ended	Year Ended
	June 30, 2016	December 31, 2015
	(Dollars in thousands, except share data)
Condensed Consolidated Balance Sheet:
Cash and cash equivalents	$5,652	$7,758
Investment securities	25,029	25,133
Loans receivable	261,888	256,391
Allowance for loan losses	(2,483)	(2,408)
Premises and equipment	4,243	3,837
Other assets	5,566	5,791
Total assets	$299,895	$296,502

Deposits	232,878	207,726
FHLB advances	31,100	50,600
Other liabilities	3,525	6,268
Total liabilities	267,503	264,594
Total stockholders' equity	32,392	31,908
Total liabilities & stockholders' equity	$299,895	$296,502

Stockholders' equity to total assets at end of period	10.80%	10.76%
Total shares outstanding	1,840,920	1,828,238
Book value per share	$17.60	$17.45

Asset Quality Data:
Total non-performing loans	$932	$776
Other real estate owned	—	—
Total non-performing assets	932	776
Non-performing loans to total loans	0.36%	0.30%
Non-performing assets to total assets	0.31%	0.26%
Allowance for loan losses to non-performing loans	266.42%	310.31%
Allowance for loan losses to total loans	0.95%	0.94%
Loans charged off	$2	$26
Recoveries on loans previously charged off	3	5

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Condensed Consolidated Income Statement:
Interest and dividend income	$3,194	$2,881	$6,357	$5,738
Interest expense	604	408	1,178	807
Net interest and dividend income	2,590	2,473	5,179	4,931
Provision for loan losses	—	—	74	27
Net interest and dividend income after provision for loan losses	2,590	2,473	5,105	4,904
Non-interest income	255	243	497	465
Non-interest expense	2,601	2,142	5,238	4,396
Income before income taxes	244	574	364	973
Income tax provision	92	211	132	360
Net income	$152	$363	$232	$613

Net income per share: basic	$0.09	$0.21	$0.13	$0.35
Net income per share: diluted	$0.09	$0.21	$0.13	$0.35

Performance Ratios:
Return on average assets	0.20%	0.54%	0.16%	0.45%
Return on average stockholders' equity	1.96%	4.80%	1.50%	4.06%
Interest rate spread	3.38%	3.63%	3.37%	3.62%
Interest rate spread - tax equivalent basis (1)	3.39%	3.64%	3.39%	3.64%
Net interest margin	3.57%	3.80%	3.56%	3.78%
Net interest margin - tax equivalent basis (1)	3.59%	3.81%	3.58%	3.79%
Efficiency ratio (2)	91.43%	78.86%	92.28%	81.45%
Non-interest expense to average total assets	3.48%	3.19%	3.50%	3.26%

(1)

Presented on a tax-equivalent basis using a tax rate of 34% resulting in an adjustment of $10,000 and  $7,000 to investment security income for the three months ended June 30, 2016 and 2015, respectively, and $19,000 and $15,000 for the six months ended June 30, 2016 and 2015, respectively.

(2) The efficiency ratio represents non-interest expense divided by the sum of net interest and dividend income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, as well as Stratham, New Hampshire, is committed to making a positive difference in the markets we serve. Our highest priority is to provide exceptional personal service, act with high ethical standards and in the best interest of our customers, employees, shareholders and business partners.  We strive to help each of our customers achieve their unique financial goals through a competitive array of financial products and services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

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